Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Hooker Furnishings Corporation,

as Buyer

and

Sunset HWM, LLC,

as Seller

and

Wesley W. Stewart, J. Heath Malone and Martin Jamroz,

as Members

Dated January 31, 2022

1	Definitions and Usage		1
	1.1	Definitions	1
	1.2	Usage	16
2	Sale and Transfer of Assets; Closing		17
	2.1	Assets to be Sold	17
	2.2	Excluded Assets	18
	2.3	Consideration	18
	2.4	Liabilities	19
	2.5	Allocation	21
	2.6	Closing	22
	2.7	Closing Obligations	22
	2.8	Pre-Closing Net Working Capital Estimate	24
	2.9	Post-Closing Final Net Working Capital Adjustment	24
	2.10	Consents	26
	2.11	Escrow Fund	26
	2.12	Earn-out	27
	2.13	Withholding Rights.	30
3	Representations and Warranties of Seller		30
	3.1	Organization and Good Standing	30
	3.2	Enforceability; Authority; No Conflict	31
	3.3	Capitalization	32
	3.4	Financial Statements	32
	3.5	Books and Records	32
	3.6	Sufficiency of Assets	32
	3.7	No Owned Real Property	33
	3.8	Description of Leased Real Property	33
	3.9	Title to Assets; Encumbrances	33
	3.10	Condition of Property	33
	3.11	Accounts Receivable	34
	3.12	Inventories	34
	3.13	No Undisclosed Liabilities	34
	3.14	Taxes	35
	3.15	No Material Adverse Effect	36
	3.16	Employee Benefits	36
	3.17	Compliance with Legal Requirements; Governmental Authorizations	40
	3.18	Legal Proceedings; Orders	42
	3.19	Absence of Certain Changes and Events	42
	3.20	Contracts; No Defaults	43
	3.21	Insurance	46
	3.22	Environmental Matters	47
	3.23	Employees	48
	3.24	Labor Disputes; Compliance	49
	3.25	Intellectual Property Assets	50

	3.26	Data Privacy and Security	51
	3.27	Certain Business Practices	52
	3.28	Relationships With Related Persons	52
	3.29	Brokers or Finders	52
	3.30	Solvency	52
	3.31	Customers	53
	3.32	Suppliers	53
	3.33	Product Warranties; Product Liability	53
	3.34	Disclosure	53
	3.35	Disclaimer of Certain Representations and Warranties	54
4	REPRESENTATIONS AND WARRANTIES OF BUYER		54
	4.1	Organization and Good Standing	54
	4.2	Authority; No Conflict	54
	4.3	Certain Proceedings	55
	4.4	Brokers or Finders	55
	4.5	Solvency	55
	4.6	Buyer’s Investigation and Non-Reliance	55
5	ADDITIONAL COVENANTS		55
	5.1	Employees and Employee Benefits	55
	5.2	Payment of All Taxes Resulting From Sale of Assets by Seller	58
	5.3	Payment of Other Retained Liabilities	58
	5.4	Change of DBA	59
	5.5	Restrictions on Seller Dissolution and Distributions	59
	5.6	Removing Excluded Assets	59
	5.7	Assistance in Proceedings	59
	5.8	Noncompetition, Nonsolicitation and Nondisparagement	60
	5.9	Customer and Other Business Relationships	61
	5.10	Retention of and Access to Records	61
	5.11	Further Assurances	61
	5.12	Insurance Claims	62
	5.13	Tax Matters	62
	5.14	Transaction Related Payments	63
6	INDEMNIFICATION; REMEDIES		64
	6.1	Survival	64
	6.2	Indemnification by Seller and Members	64
	6.3	Indemnification by Buyer	65
	6.4	Certain Limitations	66
	6.5	Indemnification Procedures	66
	6.6	Payments	68
	6.7	Tax Treatment of Indemnification Payments; Net of Insurance	68
	6.8	Exclusive Remedies	69
7	CONFIDENTIALITY		69

8	GENERAL PROVISIONS		69
	8.1	Expenses	69
	8.2	Public Announcements	69
	8.3	Notices	70
	8.4	Jurisdiction; Service of Process; Waiver of Jury Trial	71
	8.5	Waiver; Remedies Cumulative	72
	8.6	Entire Agreement and Modification	72
	8.7	Disclosure Letter	72
	8.8	Assignments, Successors and No Third-Party Rights	72
	8.9	Severability	73
	8.10	Construction	73
	8.11	Time of Essence	73
	8.12	Governing Law	73
	8.13	Execution of Agreement	73

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated January 31, 2022, by and among Hooker Furnishings Corporation, a Virginia corporation (“Buyer”); Sunset HWM, LLC, a Texas limited liability company (“Seller”); Wesley W. Stewart, a resident of the State of California (“Stewart”); J. Heath Malone, a resident of the State of Texas (“Malone”) and Martin Jamroz, a resident of the State of Texas (“Jamroz”) (Stewart, Malone and Jamroz are referred to herein as “Members”).

RECITALS

A.                Seller is engaged in the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing residential outdoor furniture products including aluminum, wicker, rope, teak or wrought iron frames and Sunbrella covered cushions at the middle to upper price points (the “Business”).

B.                 Members collectively own one hundred percent (100%) of the issued and outstanding membership interests of Seller. Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.	Definitions and Usage

1.1	Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Acceleration Payment” – as defined in Section 2.12(e).

“Accounting Expert” – RSM US LLP, provided that RSM US LLP has not previously been engaged by any of the Parties in the twelve (12) months preceding the date of engagement for an Accounting Expert pursuant to the terms of this Agreement. If RSM US LLP has previously been engaged by any of the Parties in the twelve (12) months preceding the date of engagement for an Accounting Expert pursuant to the terms of this Agreement, the Parties shall agree upon another nationally recognized independent public accounting firm that has not previously been engaged by any of the Parties in the twelve (12) months preceding the date of engagement for an Accounting Expert pursuant to the terms of this Agreement to serve as the Accounting Expert.

“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Active Employees” – as defined in Section 5.1(a).

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“Adjusted EBITDA” means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of the Business for such period, determined in accordance with GAAP, adjusted to as set forth on Part 1.1(a).

“Affiliate” – with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” – as defined in the first paragraph of this Agreement.

“Allocation Methodology” – as defined in Section 2.5(a).

“Allocation Review Period” – as defined in Section 2.5(a).

“Allocation Schedule” – as defined in Section 2.5(a).

“Anti-Bribery Laws” – as defined in Section 3.27.

“Applicable Accounting Principles” – GAAP applied in a manner consistent with the preparation of the Financial Statements, including with respect to the application of the same practices, procedures, judgments, policies and assumptions as the Financial Statements (but only to the extent that such practices, procedures, judgments, policies and assumptions are in accordance with GAAP) and those practices, procedures, judgments, policies and assumptions set forth on Part 1.1(b).

“Appurtenances” – all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assignment and Assumption Agreement” – as defined in Section 2.7(d)(ii).

“Assumed Contracts” – as defined in Section 2.1(d).

“Assumed Liabilities” – as defined in Section 2.4(a).

“Azzurro Living” – Azzurro Living, LLC, a Texas limited liability company.

“Balance Sheet” – as defined in Section 3.4.

“Basket” – as defined in Section 6.4(a).

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“Best Efforts” – the commercially reasonable best efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result in a reasonably expeditious manner, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” – as defined in Section 2.7(c)(i).

“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event for which if notice was given to a counterparty and if uncured after the expiration of any applicable cure period would constitute such a breach, inaccuracy or failure.

“Business” – as defined in Recital A.

“Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in the Commonwealth of Virginia are permitted or required to be closed.

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Fundamental Representations” – the representations set forth in Sections 4.1.

“Buyer Indemnified Parties” – as defined in Section 6.2.

“Buyer’s Closing Documents” – as defined in Section 4.2(a).

“Calculation Periods” means (a) Buyer’s 2023 fiscal year, (b) Buyer’s 2024 fiscal year and (c) Buyer’s 2025 fiscal year, respectively.

“Closing” – as defined in Section 2.6.

“Closing Cash Consideration” – $23,500,000 plus (a) the Estimated Net Working Capital Overage, if any, estimated in accordance with Section 2.8, or minus (b) the Estimated Net Working Capital Underage, if any, estimated in accordance with Section 2.8.

“Closing Date” – as defined in Section 2.6.

“Closing Effective Time” – 11:59:59 p.m. on the Closing Date.

“COBRA” – as defined in Section 3.16(f).

“Code” – the Internal Revenue Code of 1986, as amended from time to time.

“Competing Business” – as defined in Section 5.8(a).

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“Confidentiality Agreement” – that certain Confidentiality Agreement, effective as of June 28, 2021, by and between Buyer and Seller.

“Consent” – any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

“Contract” – any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” – as defined in Section 3.25(a)(iii).

“Data Privacy and Security Laws” means any Legal Requirement governing (a) the proper use, collection, recording, storing, altering, retrieving, consulting, transferring, disclosing (whether authorized or unauthorized) or otherwise processing personally identifiable information regarding an individual who can be identified from such data or from such data and other information in the possession of Seller (e.g., customer name, street address, telephone number, e-mail addresses, credit card or other payment information, social security numbers, driver’s license numbers or biometric data), (b) notification to individuals or Governmental Bodies upon loss, unauthorized access or other misuse of personal data and (c) the administrative, technical, or physical controls that protect personally identifiable information from unauthorized access, use or disclosure.

“Defined Benefit Plan” – as defined in Section 3.16(a).

“Direct Claim” – as defined in Section 6.5(c).

“Disclosure Letter” – the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Domain Name Assignment Agreement” – as defined in Section 2.7(c)(iii).

“Earn-out Calculation” – as defined in Section 2.12(b)(i).

“Earn-out Calculation Delivery Date” – as defined in Section 2.12(b)(i).

“Earn-out Calculation Objection Notice” – as defined in Section 2.12(b)(ii).

“Earn-out Calculation Statement” – as defined in Section 2.12(b)(i).

“Earn-out Multiple” means six (6).

“Earn-out Payment” – as defined in Section 2.12(a).

“Earn-out Period” means the period beginning on January 31, 2022 (the first day of Buyer’s fiscal 2023) and ending on the last day of Buyer’s fiscal 2025.

“EBITDA Threshold” means, with respect to any Calculation Period, $4,000,000.

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“Employee Plans” – as defined in Section 3.16(a).

“Employment Agreements” – as defined in Section 2.7(d)(v).

“Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air and sub-slab air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” – any Loss, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)       any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)       any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)       financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)       any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“Environmental Law” – any Legal Requirement that requires or relates to:

(a)       advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

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(b)       preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment. or regulating the discharge or emission of pollutants or contaminants;

(c)       reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, or the proper handling, storage, reuse, recycling, treatment or disposal of solid waste;

(d)       assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)       protecting resources, species or ecological amenities;

(f)       reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)       assessing, removing, cleaning up and monitoring pollutants that have been Released, preventing the Threat of Release or paying the costs of such assessment, removal, clean up, monitoring or prevention;

(h)       obtaining or complying with Governmental Authorizations for the ownership, use, operation, siting or maintenance of any real or personal property, including equipment and fixtures; or

(i)       making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equitable Exceptions” – as defined in Section 3.2(a).

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” – as defined in Section 3.16(a).

“Escrow Agent” – U.S. Bank National Association.

“Escrow Agreement” – as defined in Section 2.7(c)(vi).

“Escrow Amount” -- $2,000,000.

“Escrow Fund” – as defined in Section 2.11.

“Escrow Termination Date” – as defined in Section 2.11.

“Estimated Net Working Capital Overage” – as defined in Section 2.8.

“Estimated Net Working Capital Underage” – as defined in Section 2.8.

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“Exchange Act” – the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” – as defined in Section 2.2.

“Facilities” – any real property, buildings, improvements and other facilities, whether owned in fee simple or by leasehold, and any other interest in real property currently owned, leased, occupied or operated by Seller, including the Tangible Personal Property used or operated by Seller, at the respective locations of the premises leased under Real Property Leases as specified in Section 3.8. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 3.22, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller.

“Financial Statements” – as defined in Section 3.4.

“Final Net Working Capital” – as defined in Section 2.9(a).

“GAAP” – generally accepted accounting principles for financial reporting in the United States.

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” – any Consent, Order, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a)       nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)       federal, state, local, municipal, foreign or other government;

(c)       governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, arbitrator or other entity exercising governmental or quasi-governmental powers);

(d)       multinational organization or body;

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(e)       body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)       official of any of the foregoing.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material” – any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “oil,” “petroleum,” “solid waste” or “pollutant” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” – all buildings, structures, fixtures and improvements located on the Land or included in the Purchased Assets, including those under construction.

“Income Tax” means any U.S. federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to income, profit, receipts or gains, or that is in the nature of a franchise tax or business and occupations tax (in lieu of an income tax); provided, however, that the term “Income Tax” shall not include any sales or use Tax.

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Indemnified Party” – as defined in Section 6.5.

“Indemnifying Party” – as defined in Section 6.5.

“Insurance Policies” – as defined in Section 3.21(a).

“Intellectual Property Assets” – as defined in Section 3.25(a).

“Inventories” – all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Jamroz” – as defined in the first paragraph of this Agreement.

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“Knowledge of Buyer” or “Buyer’s Knowledge” or any similar knowledge qualification – the actual or constructive knowledge of those persons listed on Part 1.1(c), after due and reasonable inquiry.

“Knowledge of Seller” or “Seller’s Knowledge” or any similar knowledge qualification – the actual or constructive knowledge of those persons listed on Part 1.1(d), after due and reasonable inquiry.

“Land” – all parcels and tracts of land in which Seller has an ownership or leasehold interest.

“Lease” – any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, ordinance, order, decree, regulation, statute or treaty.

“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” – losses, damages, Liabilities, Taxes, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, whether direct or indirect, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of actual fraud or to the extent actually awarded to a Governmental Body or other third party.

“Malone” – as defined in the first paragraph of this Agreement.

“Marks” – as defined in Section 3.25(a)(i).

“Material Adverse Effect” – any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, in an amount equal to or greater than $1 million, adverse to (a) the Business, or (b) the value of the Purchased Assets; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Legal Requirements or accounting rules, including GAAP; or (vi) the public announcement, pendency or completion of the Contemplated Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates.

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“Maximum Total Earn-out Payment” – as defined in Section 2.12(a).

“Members” – as defined in the first paragraph of this Agreement.

“Multiemployer Plan” – as defined in Section 3.16(a).

“Net Working Capital” means, as of the Closing, (a) “Current Assets” of the Seller, defined as Accounts Receivable, Inventories, prepaid expenses, and other current assets of the Seller (not including cash or customer deposits), less (b) the accounts payable, customer deposits, and other current liabilities of the Seller (collectively, “Current Liabilities”), (c) subject to the adjustments set forth in Part 1.1(e), and calculated like the last twelve (12) months has been calculated as shown on Part 1.1(e). For the avoidance of doubt, for purposes of the Net Working Capital calculation, customer deposits shall always be considered Current Liabilities rather than deducted from Accounts Receivable, and Buyer shall be able to use relevant information available up until the time in which the Net Working Capital Statement is delivered; provided that the Buyer shall provide the Seller and its Representatives the right to observe and participate in any physical count of the Inventories of the Business to be used in the calculation of Net Working Capital.

“Net Working Capital Estimate” – as defined in Section 2.8.

“Net Working Capital Statement” – as defined in Section 2.9(a).

“Net Working Capital Target” – $144,000, as determined in accordance with Applicable Accounting Principles.

“Notice of Disagreement” – as defined in Section 2.9(f).

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)       is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

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(b)       does not require authorization by the board of directors or shareholders of such Person; and

(c)       is broadly similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such first Person.

“Part” – a part or section of the Disclosure Letter.

“Parties” – Buyer, Seller and the Members.

“Patents” – as defined in Section 3.25(a)(ii).

“PBGC” – as defined in Section 3.16(b).

“Permitted Encumbrances” – as defined in Section 3.9(a).

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Post-Closing Straddle Period” – as defined in Section 5.13(b).

“Post-Closing Tax Period” means any taxable year or period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Straddle Period” -- as defined in Section 5.13(b).

“Pre-Closing Tax Period” means any taxable year or period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Purchased Assets” – as defined in Section 2.1.

“Purchase Price” – the Closing Cash Consideration, plus the Escrow Amount, plus the Earn-out Payments, if any.

“Real Property” – Land and Improvements and all Appurtenances thereto.

“Real Property Lease” – any lease, sublease, license, rental or other similar agreement pertaining to the use or occupancy by Seller of any Real Property not owned by Seller, together with all amendments, extensions and other modifications thereto.

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“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registered IP” – as defined in Section 3.25(b).

“Related Person” –

With respect to a particular individual:

(a)       each other member of such individual’s Family;

(b)       any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)       any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)       any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)       any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)       any Person that holds a Material Interest in such specified Person;

(c)       each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)       any Person in which such specified Person holds a Material Interest; and

(e)       any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

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“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Period” – as defined in Section 5.9(a).

“Restrictive Covenant Agreement” – as defined in Section 2.7(c)(v).

“Retained Liabilities” – as defined in Section 2.4(b).

“Review Period” – as defined in Section 2.12(b)(ii).

“SEC” – the United States Securities and Exchange Commission.

“Securities Act” – as defined in Section 3.3.

“Seller” – as defined in the first paragraph of this Agreement.

“Seller Contract” – any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller Fundamental Representations” – the representations set forth in Sections 3.1(b), 3.2(a), 3.9, 3.14, 3.16, 3.22 and 3.28.

“Seller Indemnified Parties” – as defined in Section 6.3.

“Seller Taxes” means (a) any and all Straddle Period Property Taxes (or the nonpayment thereof) that are imposed on or relate to the Business or Purchased Assets attributable to any Pre-Closing Straddle Period and (b) any and all Taxes (other than Straddle Period Transfer Taxes)(or the nonpayment thereof) of any of Seller or any of its Affiliates for all Tax periods, including, but not limited to, (i) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Seller (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Legal Requirement, (ii) any and all Taxes of any Person imposed on or payable by Buyer as a transferee or successor, by contract or pursuant to any Legal Requirement or otherwise, in respect of Seller, the Business or any of the Purchased Assets, which Taxes relate to an event or transaction occurring on or prior to the Closing Date, and (iii) any and all Taxes arising from, or incurred or payable in connection with or relating to, the consummation of the transactions contemplated by this Agreement, including any Transfer Taxes.

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“Seller’s Closing Documents” – as defined in Section 3.2(a).

“SIMPLE IRA Plan” means the SIMPLE IRA plan sponsored by the Seller and maintained by American Funds.

“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Stewart” – as defined in the first paragraph of this Agreement.

“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.

“Straddle Period Property Taxes” – as defined in Section 5.13(b).

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means: (a) any and all federal, state, provincial, local and all foreign taxes of any kind whatsoever, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, payroll, FICA, FUTA, social security, unemployment, withholding, stamp, excise, real property, personal property, intangible property, healthcare or healthcare insurance, occupation, or other taxes, fees, levies, customs, duties, and other similar governmental taxes, charges or assessments, including any unclaimed property or escheat obligations and any goods and services tax or harmonized sales tax, in each instance whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person (whether by merger, conversion, or otherwise), or as a result of any legal or contractual obligation (express or implied) to pay such amounts to or on behalf of another Person or to indemnify any Person with respect to such amounts.

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“Tax Purchase Price” – as defined in Section 2.5(a).

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” – a Person that is not a party to this Agreement.

“Third-Party Claim” – as defined in Section 6.5(a).

“Threat of Release” – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Secrets” – as defined in Section 3.25(a)(v).

“Transaction Cash Bonus Payments” means the cash bonus payments to specified Transferred Employees as set forth on Item 5.14(a).

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, the Employment Agreements, the Non-Competition Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Domain Name Assignment Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Stock Retention Awards” means those restricted stock grants to specified Transferred Employees as set forth on Item 5.14(b).

“Transferred Employees” – as defined in Section 5.1(b)(i).

“Transfer Tax” means any sales, use, transfer, real property transfer, recording, stock transfer and other similar Tax and fees, including any interest, penalty or addition thereto; provided, however, that the term “Transfer Tax” shall not include any Income Tax.

“Transfer Tax Returns – as defined in Section 5.13(a).

“WARN Act” – as defined in Section 3.23(d).

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1.2	Usage

(a)               Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)                 the singular number includes the plural number and vice versa;

(ii)              reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)            reference to any gender includes each other gender;

(iv)             reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)               reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)             “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)          “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        “or” is used in the inclusive sense of “and/or”;

(ix)             with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)               references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)               Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)               Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

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2.	Sale and Transfer of Assets; Closing

2.1	Assets to be Sold

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property, rights and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a)               all Tangible Personal Property, including those items described in Part 2.1(a);

(b)               all Inventories;

(c)               all Accounts Receivable;

(d)               except for any Insurance Policies, all Seller Contracts, including those listed in Part 3.20(a) (“Assumed Contracts”), and all outstanding offers or solicitations made by or to Seller to enter into any Contract, except for any Insurance Policies;

(e)               all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.17(b);

(f)                all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(f);

(g)               all of the intangible rights and property of Seller, including all Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses, websites, social media accounts, data/databases and listings and those items listed in Part 3.25(a) and (b);

(h)               all insurance proceeds, if any, recovered pursuant to Section 5.12;

(i)                 all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent (other than a right to submit a claim in the future for insurance benefits), including all such claims listed in Part 2.1(i);

(j)                 all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(c) and that are not excluded under Section 2.2(g);

(k)               the property, rights and assets expressly designated in Part 2.1(k); and

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(l)                 all rights in connection with and assets of the SIMPLE IRA Plan.

All of the property, rights and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Purchased Assets.”

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2	Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)               all cash, cash equivalents and short-term investments;

(b)               all minute books, stock Records and corporate seals of Seller;

(c)               those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Part 2.2(c);

(d)               all Insurance Policies and benefits and rights thereunder (except to the extent specified in Section 2.1(h) and (i));

(e)               all of the Seller Contracts listed in Part 2.2(e);

(f)                all personnel Records and other Records that Seller is required by Legal Requirement to retain in its possession;

(g)               all claims for refund of Taxes and other governmental charges of whatever nature;

(h)               all rights in connection with and assets of the Employee Plans (excluding the SIMPLE IRA Plan), and such Employee Plans themselves;

(i)                 all rights of Seller under this Agreement and the other Transaction Documents;

(j)                 the property, rights and assets expressly designated in Part 2.2(j); and

(k)               all rights and control of its attorney-client privilege and any other related rights vis a vis its legal counsel.

2.3	Consideration

Upon the terms and subject to the conditions of this Agreement, in consideration of the purchase of the Purchased Assets, Buyer shall (a) deliver the Closing Cash Consideration by making the cash payments specified in Sections 2.7(a) – 2.7(b); (b) making the Earn-out Payments, if any; and (c) assume and agree to pay, perform and discharge when due, all of the Assumed Liabilities.

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2.4	Liabilities

(a)               Assumed Liabilities. On the Closing Date, but effective as of the Closing Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)                 any trade account payable reflected on the Balance Sheet (other than a trade account payable to any Member or a Related Person of Seller or any Member, except for trade account payables as disclosed in Part 2.4(a)(i) to Anhui Azzurro Living Furniture Co., Ltd. (“Supplier”)) that remains unpaid at and is not delinquent as of the Closing Effective Time;

(ii)              any trade account payable (other than a trade account payable to any Member or a Related Person of Seller or any Member) incurred by Seller in the Ordinary Course of Business between the date of the Balance Sheet and the Closing Effective Time that remains unpaid at and is not delinquent as of the Closing Effective Time;

(iii)            any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Closing Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Effective Time);

(iv)             any Liability to Seller’s customers under implied or oral warranty agreements disclosed in Part 2.4(a)(iv) or written warranty agreements in the forms disclosed in Part 2.4(a)(iv) given by Seller to its customers prior to the Closing Effective Time (other than any Liability arising out of or relating to a non-warranty Breach that occurred prior to the Closing Effective Time);

(v)               any Liability arising after the Closing Effective Time under the Assumed Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Effective Time);

(vi)             any Liability of Seller described in Part 2.4(a)(vi); and

(vii)          any Liability under the SIMPLE IRA Plan.

(b)               Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of Seller and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)                 any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Effective Time other than to the extent assumed under Section 2.4(a)(iii), (iv) or (v);

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(ii)              any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing Effective Time to the extent it arises out of a Breach by Seller that occurred prior to the Closing Effective Time;

(iii)            any Liability for any Seller Taxes;

(iv)             any Liability under any Contract not assumed by Buyer under Section 2.4(a);

(v)               any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s Business or Seller’s leasing, ownership or operation of Real Property;

(vi)             any Liability under the Employee Plans, including those relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii)          any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii)        any Liability arising out of or relating to any employee grievance, whether or not the affected employees are hired by Buyer, to the extent resulting from or arising out of occurrences or events happening prior to the Closing Effective Time;

(ix)             any Liability of Seller to any Member or Related Person of Seller or any Member;

(x)               any Liability to indemnify, reimburse or advance amounts to any officer, member, manager, employee or agent of Seller;

(xi)             any Liability to distribute to any of Seller’s Members or otherwise apply all or any part of the consideration received hereunder;

(xii)          any Liability arising out of any Proceeding pending as of the Closing Effective Time;

(xiii)        any Liability arising out of any Proceeding commenced after the Closing Effective Time to the extent resulting from or arising out of occurrences or events happening prior to the Closing Effective Time;

(xiv)         any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)           any Liabilities associated with indebtedness, loans or credit facilities of Seller and the Business owing to a Person;

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(xvi)         any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvii)      any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Effective Time.

(c)               Notwithstanding anything else herein to the contrary, to the extent any Liabilities are included as a Current Liabilities in the final calculation of the Final Net Working Capital, they shall be treated as Assumed Liabilities to the extent set forth in the final calculation of the Final Net Working Capital.

2.5	Allocation

(a)               For U.S. federal (and applicable state and local) Income Tax purposes, the Parties agree that the Purchase Price (together with any adjustments thereto and any costs, payments, Assumed Liabilities and any other amounts properly characterized as consideration for the Purchased Assets for U.S. federal Income Tax purposes) (the “Tax Purchase Price”) shall be allocated among the Purchased Assets for Income Tax purposes in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder and in accordance with Part 2.5(a) (the “Allocation Methodology”). Buyer shall deliver a draft schedule of the allocation of the Tax Purchase Price among the Purchased Assets for Income Tax purposes that is consistent with the Allocation Methodology (the “Allocation Schedule”) to Seller within one-hundred and twenty (120) days following the Closing Date for Seller’s review and comment. Seller shall review and provide comments for such allocation within thirty (30) days from delivery to Seller (the “Allocation Review Period”). If Seller does not submit any comments to the Allocation Schedule within such Allocation Review Period, then Seller will be deemed to have approved such Allocation Schedule as prepared by Buyer. If Seller delivers comments to Buyer with respect to the Allocation Schedule within such Allocation Review Period, Buyer and Seller shall use good faith efforts to resolve any dispute in connection with such comments. In the event Buyer and Seller are unable to agree on any such comments to the Allocation Schedule within ten (10) Business Days after Seller provides its comments, Buyer and Seller shall engage the Accounting Expert to resolve the dispute in accordance with the Allocation Methodology. In resolving any dispute with respect to the Allocation Schedule, the Accounting Expert (i) shall be bound by the Allocation Methodology, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Buyer or Seller, (iii) shall restrict its decision to such items included in the Seller objection(s) which are then in dispute, (iv) may review only the written presentations of Buyer and Seller in resolving any matter which is in dispute, and (v) shall render its decision in writing within thirty (30) calendar days after the disputed item(s) have been submitted to it. The resolution of any disputed items by the Accounting Expert shall be conclusive and binding on the Parties for the purposes of this Agreement. The costs of the Accounting Expert shall be borne by each Party in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in such Party’s favor.

(b)               The Parties agree that the Allocation Schedule (as finally determined in accordance with Section 2.5(a)) shall be binding and, unless otherwise required by applicable Legal Requirement following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Legal Requirement, Buyer and Seller (and each of their respective Affiliates) shall report, act and file all Tax Returns in all respects and for all purposes consistent with such Allocation Schedule. All Parties shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the other Party may reasonably request in preparing such Allocation Schedule. Neither Buyer nor Sellers shall take any position (whether in connection with a Tax audit, Tax Return, Tax Proceeding, or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable Legal Requirement following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Legal Requirement; provided, however, nothing contained herein shall require any Party to contest or to litigate in any forum any proposed deficiency or adjustment by any Governmental Body or agency which challenges such allocation. Adjustments to the Purchase Price pursuant to this Agreement shall be allocated in accordance with the Allocation Schedule.

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2.6	Closing

The closing of the Contemplated Transactions (the “Closing”) shall take place on January 31, 2022 or otherwise agreed-upon between the Parties at the offices of McGuireWoods LLP, Gateway Plaza, 800 East Canal Street, Richmond, Virginia 23219, and/or by electronic delivery of signatures as the Parties may agree. The date on which the Closing takes place shall be the “Closing Date”. The Closing shall be deemed to be effective as of the Closing Effective Time. If Closing has not occurred as of February 28, 2022, any one of the Parties may elect to terminate all agreements between the Parties related to the Contemplated Transactions, including this Agreement and that certain Term Sheet between the Parties dated November 3, 2021, upon written notice to the other Parties. The Buyer, on the one hand, and the Seller, Stewart, Malone, and Jamroz (the “Seller Parties”), on the other hand, agree to release all rights to any claims as between the Buyer and the Seller Parties related to the Contemplated Transactions following such termination.

2.7	Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)               Buyer shall deliver the Escrow Amount, in cash by wire transfer of immediately available funds, to the Escrow Agent, as defined below, to be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;

(b)               Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds, the Closing Cash Consideration to Seller;

(c)               Seller shall deliver to Buyer the following items (in form and substance reasonably satisfactory to Buyer and its counsel, unless otherwise specified below):

(i)                 a bill of sale for all of the Purchased Assets that are Tangible Personal Property in substantially the form of Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii)              an assignment of all of the Purchased Assets that are intangible personal property (including Intellectual Property Assets) in substantially the form of Exhibit B, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Seller;

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(iii)            an assignment of the domain names of Seller in substantially the form of Exhibit C, duly executed by Seller (the “Domain Name Assignment Agreement”);

(iv)             an employment agreement in the form of Exhibit D, duly executed by Stewart (the “Employment Agreement”);

(v)               the restrictive covenant agreement in the form of Exhibit E-1, duly executed by Stewart and the restrictive covenant agreements in the form of Exhibit E-2, duly executed by Malone and Jamroz, respectively (collectively, the “Restrictive Covenant Agreement”);

(vi)             an escrow agreement in substantially the form of Exhibit F, duly executed by Seller and the Escrow Agent (the “Escrow Agreement”);

(vii)          an IRS Form W-9 properly completed by Seller (or, if Seller is a disregarded entity, the Person treated as the owner of Seller for federal Income Tax purposes);

(viii)        certificate(s) of insurance evidencing Buyer being named as an additional insured under Seller’s insurance policies in effect as of the Closing Date;

(ix)             releases of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances;

(x)               certificate dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of Seller in the State of Texas;

(xi)             a certificate of the Secretary of Seller, dated as of the Closing Date, certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, (i) certifying and attaching all requisite resolutions or actions of Seller’s managers and members approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of dba name contemplated by Section 5.4 and (ii) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions; and

(xii)          all other Consents (except as set forth in Section 2.10), filings, certificates, documents, instruments and other items required to be delivered by Seller pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer shall reasonably request to give effect to the Contemplated Transactions or to vest in Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances.

(d)               Buyer shall deliver, or cause to be delivered, to Seller the following items (in form and substance reasonably satisfactory to Seller and its counsel, unless otherwise specified below):

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(i)                 the Bill of Sale, duly executed by Buyer;

(ii)              the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)            the Domain Name Assignment Agreement, duly executed by Buyer;

(iv)             the Employment Agreement, duly executed by Buyer;

(v)               the Restrictive Covenant Agreements, each duly executed by Buyer;

(vi)             the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(vii)          a certificate of the Secretary of Buyer, dated as of the Closing Date, certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other Transaction Document.

2.8	Pre-Closing Net Working Capital Estimate

At least three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a written good faith estimate (the “Net Working Capital Estimate”) of the Net Working Capital as of the Closing without giving effect to any of the Contemplated Transactions and determined in accordance with the Applicable Accounting Principles, together with supporting calculations and any resulting Estimated Net Working Capital Overage or Estimated Net Working Capital Underage. An “Estimated Net Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital Estimate exceeds the Net Working Capital Target. An “Estimated Net Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Net Working Capital Target exceeds the Net Working Capital Estimate.

2.9	Post-Closing Final Net Working Capital Adjustment

(a)               As soon as practicable but in no event later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Net Working Capital Statement”) of the Net Working Capital as of the Closing without giving effect to any of the Contemplated Transactions and determined in accordance with the Applicable Accounting Principles (as may be adjusted pursuant to Section 2.9(f) below, the “Final Net Working Capital”), together with supporting calculations.

(b)               For purposes of complying with the terms set forth in this Section 2.9, each Party shall cooperate with and make available to the other Parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its officers, employees, agents, books and records, as may be reasonably required in connection with the preparation and analysis of the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement and the resolution of any disputes in connection with the Net Working Capital Statement (in any case until the Accounting Expert has made a final determination pursuant to Section 2.9(f) below, if applicable).

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(c)               If the Final Net Working Capital is less than the Net Working Capital Estimate, then Seller shall cause to be paid to Buyer, as an adjustment to the Closing Cash Consideration, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Estimate and the Final Net Working Capital, within three (3) Business Days after determination of Final Net Working Capital pursuant to Section 2.9(f).

(d)               If the Final Net Working Capital is greater than the Net Working Capital Estimate, then Buyer shall cause to be paid to Seller, as an adjustment to the Closing Cash Consideration, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Estimate and the Final Net Working Capital, within three (3) Business Days after determination of Final Net Working Capital pursuant to Section 2.9(f).

(e)               If the Final Net Working Capital is equal to the Net Working Capital Estimate, there shall be no payment by either Buyer or Seller pursuant to this Section 2.9.

(f)                Within forty-five (45) days following receipt by Seller of the Net Working Capital Statement, Seller shall either inform Buyer in writing that the Net Working Capital Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Seller has with respect to the preparation or content of the Net Working Capital Statement or the Final Net Working Capital reflected in the Net Working Capital Statement. The Notice of Disagreement must describe in reasonable detail the items contained in the Net Working Capital Statement that Seller disputes and the disputed amount of any such disputes. Any items not identified on the Notice of Disagreement shall be deemed agreed to by Seller and all amounts that are not in dispute shall be paid by the Party owing such payment by wire transfer of immediately available funds no later than three (3) Business Days after the time period in which Seller may deliver the Notice of Disagreement expires. If Seller does not notify Buyer of a dispute with respect to the Net Working Capital Statement within such 45-day period, such Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement will be final, conclusive and binding on the Parties. In the event a Notice of Disagreement is delivered to Buyer, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within ten (10) Business Days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Accounting Expert to resolve such dispute in accordance with the standards set forth in this Section 2.9(f). The Accounting Expert shall be directed to render a written report on the unresolved matters in dispute with respect to the applicable Notice of Disagreement as promptly as practicable, but in no event greater than thirty (30) days of the making of such submission to the Account Expert. The scope of the disputes to be resolved by the Accounting Expert shall be limited only to the items in dispute that were included in the Notice of Disagreement and if such items were calculated in accordance with Applicable Accounting Principles and the Accounting Expert shall determine, on such basis, whether and to what extent, the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement, require adjustment. The Final Net Working Capital, as adjusted by the Accounting Expert, shall be deemed the Final Net Working Capital. The Accounting Expert is not to make any other determination, including any determination as to whether the Net Working Capital Estimate or Net Working Capital Target is correct. The Accounting Expert’s decision shall be based solely on presentations by Buyer and Seller (and not independent review) and made in strict accordance with the terms of this Agreement, without regard for principles of equity. The Accounting Expert shall apply the relevant provisions of this Agreement to the disputed amounts, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement. The Accounting Expert shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand. The fees and expenses of the Accounting Expert shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Accounting Expert that are unsuccessfully disputed by Buyer, on the one hand, and Seller, on the other hand, as finally determined by the Accounting Expert, bears to the total dollar amount of such remaining disputed items so submitted. All determinations made by the Accounting Expert will be final, conclusive and binding on the Parties.

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2.10	Consents

(a)               Seller will use commercially reasonable efforts to secure all Consents as Buyer shall reasonably request to give effect to the Contemplated Transactions and to vest in Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances, after Closing.

(b)               Anything in this Agreement to the contrary notwithstanding, this Agreement will not constitute an agreement to assign any of the Assumed Contracts (or any Assumed Liabilities arising thereunder) or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of, notice to or other approval of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder. If any such consent or approval is not obtained or notice is not given prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller shall hold each such Assumed Contract in trust for, and for the benefit of, Buyer and shall provide Buyer the benefits thereunder and Buyer shall assume the obligations thereunder (but only to the extent such obligations relate to benefits that Seller actually provide to Buyer and that would have constituted Assumed Liabilities if such assignment occurred on the Closing Date) from and after the Closing Date, but no longer than twelve (12) months after the Closing Date, in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, and Seller shall enforce for the benefit of, or otherwise deliver the same practical value, benefit or result to, Buyer, with Buyer assuming Seller’s obligations to the same extent as if it would have constituted an Assumed Liability. Seller will pay promptly to Buyer when received all monies received by Seller on or after the Closing Date under any of the Assumed Contracts or any claim or right or any benefit arising thereunder to the extent that Buyer would be entitled thereto pursuant hereto.

2.11	Escrow Fund

The Escrow Amount delivered by Buyer at Closing pursuant to the Escrow Agreement shall be held in an escrow account and shall serve as security for payment of any indemnification obligations of Seller, at Buyer’s determination, security for any violations by any Member of any Restrictive Covenant Agreement, and security in the event that Stewart terminates his Employment Agreement without “Good Reason” (as such term is defined in the Employment Agreement) (the “Escrow Fund”). If there are no outstanding claims for indemnification or violations of a Restrictive Covenant Agreement by Buyer, and if Stewart has not terminated his Employment Agreement without “Good Reason”, as of the date that is eighteen (18) months following the Closing Date (the “Escrow Termination Date”), all amounts remaining in the Escrow Fund shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Seller. If there are outstanding claims for indemnification by the Buyer Indemnified Parties on the Escrow Termination Date and/or outstanding claims of violations of a Restrictive Covenant Agreement by Buyer, all amounts remaining in the Escrow Fund, less the disputed amount corresponding to each such outstanding claim, shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Seller; provided, that the remaining balance of any amounts withheld with respect to each outstanding claim, if any, shall be distributed to Seller upon resolution and final satisfaction of such outstanding claim and the provisions of the Escrow Agreement. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses of the Escrow Agent then outstanding.

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2.12	Earn-out

(a)               Earn-out Payments. As possible additional consideration for the Purchased Assets, at such times as provided in Section 2.12(d), Buyer shall pay to the Members collectively with respect to each Calculation Period within the Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to the product of (i) an amount equal to (A) the Adjusted EBITDA for such Calculation Period, minus (B) the EBITDA Threshold for such Calculation Period; multiplied by (ii) the Earn-out Multiple; provided, that in no event shall Buyer be obligated to pay the Members in the aggregate more than $4,000,000 (four million dollars) (the “Maximum Total Earn-out Payment”) in the aggregate for all Calculation Periods combined during the Earn-out Period. If the Adjusted EBITDA for a particular Calculation Period does not exceed the applicable EBITDA Threshold, no Earn-out Payment shall be due for such Calculation Period. Each Member shall receive one-third (1/3) of any Earn-out Payment. After the Maximum Total Earn-out Payment has been paid, there shall be no further obligations of Buyer under this Section 2.12.

(b)               Procedures Applicable to Determination of the Earn-out Payments.

(i)                 On or before the date which is sixty (60) days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

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(ii)              Seller shall have forty-five (45) days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Seller and its Representatives shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer; provided, that the only bases on which Seller may dispute any matter in the Earn-out Calculation factual or numerical inaccuracies and claims that Adjusted EBITDA was not prepared according to the terms of this Agreement. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. All items not identified on the Earn-out Calculation Objection Notice shall be deemed agreed to by Seller and all amounts that are not in dispute shall be paid by Buyer to the Members by wire transfer of immediately available funds no later than three (3) Business Days after the time period in which Seller may deliver the Earn-out Calculation Objection Notice expires. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Earn-out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within ten (10) Business Days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accounting Expert. The Accounting Expert shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Accounting Expert, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. The Accounting Expert shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, (and not by independent review) and made in strict accordance with the terms of this Agreement, without regard to principles of equity. The Accounting Expert shall apply the relevant provisions of this Agreement to the disputed amounts, and shall have no authority to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The Accounting Expert shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand. If unresolved disputed items are submitted to the Accounting Expert, Buyer and Seller shall each furnish to the Accounting Expert such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Expert may reasonably request. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Accounting Expert shall be final and binding on the parties hereto. The fees and expenses of the Accounting Expert shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Accounting Expert.

(c)               Independence of Earn-out Payments. Buyer's obligation to pay each of the Earn-out Payments to the Members in accordance with Section 2.12(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to the Members shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not any Earn-out Payment for the first Calculation Period.

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(d)               Timing of Payment of Earn-out Payments. Subject to Section 2.12(g), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.12(a) hereof shall be paid in full no later than three (3) Business Days following the date upon which the determination of Adjusted EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.12(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice). Buyer shall pay to the Members the applicable Earn-out Payment in cash by wire transfer of immediately available funds to the bank accounts for the Members set forth on Schedule A.

(e)               Acceleration upon Buyer’s Election. At any time after the Closing Date, Buyer may, in its sole discretion, elect to make a payment (the “Acceleration Payment”) to the Members which, upon payment thereof, shall fully release and discharge Buyer, its successors and assigns from any further liability or obligation pursuant to this Section 2.12. Such Acceleration Payment shall consist of the Maximum Total Earn-out Payment minus any Earn-out Payments already paid. Each Member shall receive one-third (1/3) of any Acceleration Payment.

(f)                Post-closing Operation of the Business. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business, including, but not limited to, an understanding of the Parties that Buyer expects to (but is not obligated to) expand the geographical operations of the Business to fit Buyer’s current geographical footprint which will increase certain costs of the Business, including lease related costs, the costs of Buyer’s benefit plans and certain public company related compliance costs; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the primary purpose of avoiding or reducing any of the Earn-out Payments hereunder. Notwithstanding the foregoing, Buyer has no obligation to operate the Business in order to achieve any Earn-out Payment or to maximize the amount of any Earn-out Payment.

(g)               Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.12 the amount of (i) any payment owed to it related to the Final Net Working Capital calculation pursuant to Section 2.9(c), and (ii) any Losses to which any Buyer Indemnified Party may be entitled under Article 6 of this Agreement or any other Transaction Document; provided that Buyer makes a claim on the Escrow Fund first under Section 2.11, that the claim is in excess of the amounts in the Escrow Fund, and Buyer provides Seller reasonable prior notice of its intent to withhold and set off the amount, the basis for such withholding and set off, and a reasonable opportunity for Seller to provide forms or other evidence that would mitigate, reduce or eliminate such withholding and set off.

(h)               No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller's contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

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2.13	Withholding Rights.

Buyer or its designees will be entitled to deduct or withhold from any amounts payable under this Agreement any Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld; provided, that, except in the case of (a) any withholding required as a result of any failure by Seller to deliver the IRS Form W-9 in accordance with Section 2.7(c)(vii), (b) any payments (or portions thereof) that are in the nature of compensation or that are treated as interest for applicable Tax purposes, (c) any backup withholding or (d) any payments made by the Escrow Agent, if Buyer determines that an amount is required to be deducted and withheld with respect to any amount payable by Buyer pursuant to this Agreement, Buyer shall provide Seller reasonable prior notice to Seller of its intent to withhold such amount and the basis for such withholding and provide a reasonable opportunity for Seller to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.	Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

3.1	Organization and Good Standing

(a)               Part 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of formation and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)               Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full limited liability company power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.

(c)               Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.1(c).

(d)               Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

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3.2	Enforceability; Authority; No Conflict

(a)               This Agreement constitutes the legal, valid and binding obligation of Seller and each Member, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and the Members of the Transaction Documents to be executed or delivered by any or all of Seller and Members at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Members, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, reorganization, insolvency, liquidation, fraudulent conveyance, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights and remedies generally, (ii) applicable Legal Requirements, court decisions and general principles of equity (regardless of whether such enforceability is adjudicated in proceeding in equity or at law), (iii) procedural requirements of law applicable to conflicts of laws principles and the exercise of creditors’ rights and remedies generally, and (iv) matters of public policy (“Equitable Exceptions”). Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Members and Seller’s managers. Each Member has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Member is a party and to perform his or her obligations hereunder and thereunder.

(b)               Except as set forth in Part 3.2(b) or except as otherwise expressly contemplated by this Agreement and/or the other Transaction Documents, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                 Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of managers or the members of Seller;

(ii)              Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or a Member, or any of the Purchased Assets, may be subject;

(iii)            contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Purchased Assets or to the Business;

(iv)             Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(v)               result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

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(vi)             result in any member of Seller having the right to exercise dissenters’ appraisal rights.

(c)               Except as set forth in Part 3.2(c), neither Seller nor any Member is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3	Capitalization

The Members each hold a 33 1/3% membership interest in Seller. The Members collectively are the record and beneficial owners of all the equity securities of Seller, and hold such securities free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any additional equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4	Financial Statements

Seller has delivered to Buyer:(a) the unaudited internal balance sheet of Seller as at December 31, 2021 (the “Balance Sheet”), and the related unaudited internal statement of profits and losses for the fiscal year then ended; (b) the unaudited internal balance sheet of Seller as at December 31, 2020, and the related unaudited internal statement of profits and losses for the fiscal year then ended; and (c) the unaudited internal balance sheet of Seller as at December 31, 2019, and the related unaudited internal statement of profits and losses for the fiscal year then ended (the financial statement described in clauses (a), (b) and (c) above collectively being the “Financial Statements”). The Financial Statements fairly present the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in the Financial Statements, all prepared in accordance with past practices; provided that the unaudited internal financial statements are subject to normal year-end adjustments. The Financial Statements reflect and will reflect the consistent application of Seller’s accounting practices throughout the periods involved The Financial Statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

3.5	Books and Records

The books of account and other financial Records of Seller, all of which have been made available to Buyer, are materially complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. All corporate documents and records of Seller since its formation have been made available to Buyer.

3.6	Sufficiency of Assets

Except as set forth in Part 3.6, the Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

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3.7	No Owned Real Property

Seller does not own any Real Property and, along with any predecessors of Seller, has never owned any Real Property.

3.8	Description of Leased Real Property

Part 3.8 identifies the Real Property in which Seller has a leasehold interest, and the street address and tax parcel identification number of all tracts, parcels and subdivided lots on which such improvements are located or in which Seller otherwise has a leasehold interest and an accurate description (by location, name of lessor, date of applicable lease (or other instruments) and term expiry date) of all Real Property Leases.

3.9	Title to Assets; Encumbrances

(a)               Seller has good and valid title to all of the Purchased Assets (it being understood that some of the Purchased Assets represent leasehold interests or license rights, in which case Seller does not have title to the underlying leased or licensed property). Seller has a good and valid leasehold interest in the leased premises described in the Real Property Leases. All such Purchased Assets (including the Real Property Leases and other leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                 those items set forth in Part 3.9(a);

(ii)              liens for Taxes not yet due and payable;

(iii)            mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, the Purchased Assets, or the leased premises under the Real Property Leases;

(iv)             easements, rights of way, zoning ordinances and other similar encumbrances affecting any Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of such Real Property and which do not render leasehold title to such Real Property unmarketable; or

(v)               liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

3.10	Condition of Property

(a)               To Seller’s Knowledge, (i) use of each Real Property for the various purposes for which it is presently being used is permitted; (ii) all Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted; (and (v) there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business.

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(b)               Each item of Tangible Personal Property is in operating condition, ordinary wear and tear excepted and subject to standard maintenance, and is free from material defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.10(b), all Tangible Personal Property used in Seller’s Business is in the possession of Seller.

3.11	Accounts Receivable

The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) except as set forth in Part 3.11 constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business of Seller; and (c) are, subject to bad debts arising out of Seller’s ordinary course of business, not to exceed an aggregate of $25,000, to the Knowledge of Seller, collectible in full in the Ordinary Course of Business of Seller. There is no contest, claim, defense or right of setoff, other than returns or warranty claims in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet and Closing, which list sets forth the aging of each such Account Receivable.

3.12	Inventories

All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the average cost valuation method with all obsolete or defective inventory having been properly identified and accounted for. Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but rather are reasonable in the circumstances of Seller for the previous twelve months. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to past practices.

3.13	No Undisclosed Liabilities

Except as set forth in Part 3.13, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet and Current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Balance Sheet.

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3.14	Taxes

(a)               Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.

(b)               Seller has duly withheld and paid all Taxes required by applicable Legal Requirements to have been withheld and paid to a Governmental Body in connection with amounts paid or owing to any employee, independent contractor, creditor, member, manager or other third party. All Forms W-2 and Forms 1099 required with respect to such withholding and payment have been properly and timely filed, and Seller has maintained all documentation, as required by applicable Legal Requirement, relating to the withholding and remittance of such Taxes.

(c)               No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(d)               Seller has delivered or made available to Buyer copies of, and Part 3.14(d) contains a complete and accurate list of, all Tax Returns filed since January 1, 2018. The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2017. Part 3.14(d) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.14(d). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 3.14(d), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Part 3.14(d) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Part 3.14(d), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

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(e)               The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate and are at least equal to Seller’s liability for Taxes. There exists no proposed Tax assessment or deficiency against Seller except as disclosed in the Balance Sheet.

(f)                Seller does not have any Liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, by Contract or otherwise. Seller is not, and has never been, a party to, bound by or subject to any Tax allocation, Tax indemnity or Tax sharing agreement (or similar agreement).

(g)               None of the Purchased Assets includes any Contract or other arrangement which is treated (or could be treated) as a partnership for U.S. federal income Tax purposes. There are no outstanding rulings or requests for ruling relating to Taxes pending before any Government Body that are, or if issued would be, binding upon Buyer or affect the Business or any of the Purchased Assets for any taxable period after the Closing Date. None of the Purchased Assets will obligate Buyer to indemnify, or to make payments to or on behalf of, Seller or any other Person, with respect to Taxes.

(h)               None of the Purchased Assets is “tax exempt use property” (within the meaning of Section 168(h) or Section 470(c)(2) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code), and no such property is subject to a lease, safe harbor lease, or other arrangement as a result of which Seller is not treated as the owner of such property for U.S. federal Income Tax purposes immediately prior to and as of the Closing.

(i)                 Seller has properly (i) collected and remitted all sales, use, value added, goods and services, and similar Taxes with respect to sales made or services provided to its customers and paid with respect to purchases of goods or services from its vendors and other third parties, and (ii) for all sales or services that are exempt from sales, use, value added, goods and services, or similar Taxes, or that were made without charging or remitting any such Taxes, received and retained all Tax exemption certificates and other documentation required by applicable Legal Requirement for purposes of qualifying such sale or service as exempt.

3.15	No Material Adverse Effect

Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

3.16	Employee Benefits

(a)               Set forth in Part 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Part 3.16(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Part 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

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(b)               Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, proof of timely payment of all applicable PBGC premiums for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c)               Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

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(d)               No Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

(e)               Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 303(k) of ERISA or Section 30(k) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum required contributions under Section 303(a) of ERISA or Section 30(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

(f)                Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(g)               Except as set forth in Part 3.16(g), each Welfare Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and Seller has otherwise materially complied with the requirements of the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder; and (ii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.

(h)               The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable Legal Requirements, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996 (including in each case, any amendments thereto and any regulations promulgated thereunder), and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

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(i)                 Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(j)                 There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(k)               Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

(l)                 Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any manager, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for change of control payments that could subject any person to liability for tax under Section 4999 of the Code.

(m)             Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(n)               None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

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(o)               To the Knowledge of Seller, each plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2005, been, in all material respects, in compliance with Section 409A of the Code, to the extent required by applicable guidance, and Seller has no obligation to indemnify any individual for any taxes imposed under Section 409A of the Code.

(p)               With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:

(i)                 all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(ii)              Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

3.17	Compliance with Legal Requirements; Governmental Authorizations

(a)               Except as set forth in Part 3.17(a):

(i)                 Seller is, and at all times since January 1, 2019, has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets;

(ii)              To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or after expiration of any applicable cure period) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)            Seller has not received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)               Part 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise is required for and applicable to the Business or the Purchased Assets. Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid, in full force and effect, final and non-appealable. Except as set forth in Part 3.17(b):

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(i)                 Seller is, and at all times since January 1, 2019, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b);

(ii)              no event has occurred or circumstance exists that may (with or without notice or after expiration of any applicable cure period, but other than expiration of the term or effective period of a Governmental Authorization) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.17(b);

(iii)            Seller has not received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv)             all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, and Seller does not believe there is a reason that such renewed Governmental Authorizations will not be issued in a timely manner without any new conditions that could have a material effect on compliance with such renewed Governmental Authorizations or ownership, use or operation of the Purchased Assets; and

(v)               Without making a representation or warranty as to whether any Governmental Authorization is transferable to Buyer or whether Buyer will in fact be able obtain any required approval from a Governmental Body, Seller has no specific reason to believe that any required approval from a Governmental Body for the transfer, issuance or reissuance of any Governmental Authorization required to own, operate or use the Purchased Assets and Real Property upon Closing in compliance with the Legal Requirements will not be granted.

The Governmental Authorizations listed in Part 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Purchased Assets and the Business in the manner in which it currently conducts and operates such business, and has conducted and operated the Purchased Assets such since January 1, 2020, and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets and has owned and used its assets since January 1, 2020.

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3.18	Legal Proceedings; Orders

(a)               Except as set forth in Part 3.18(a), there is no pending Proceeding in which Seller was served, or, to Seller’s Knowledge, pending Proceeding in which Seller was not served, or, to Seller’s Knowledge, threatened Proceeding:

(i)                 by or against Seller or, to the Knowledge of Seller, involving the Business or the Purchased Assets; or

(ii)              that has been commenced against Seller or the Members and that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a). There are no Proceedings listed or required to be listed in Part 3.18(a) that could have a Material Adverse Effect.

(b)               Except as set forth in Part 3.18(b):

(i)                 there is no Order to which Seller, its Business or any of the Purchased Assets is subject; and

(ii)              to the Knowledge of Seller, no officer, manager, agent or employee of Seller is subject to any Order that prohibits such officer, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)               Except as set forth in Part 3.18(c):

(i)                 Seller is, and, at all times since January 1, 2018, has been in compliance with all of the terms and requirements of each Order to which it or any of the Purchased Assets is or has been subject;

(ii)              no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Purchased Assets is subject; and

(iii)            Seller has not received, at any time since January 1, 2018, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Purchased Assets is or has been subject.

3.19	Absence of Certain Changes and Events

Except as set forth in Part 3.19, since the date of the Balance Sheet, Seller has conducted its Business only in the Ordinary Course of Business and there has not been any:

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(a)               change in Seller’s authorized or issued equity securities, grant of any stock option or right to purchase equity securities of Seller or issuance of any security convertible into such equity securities;

(b)               amendment to the Governing Documents of Seller;

(c)               payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any member, manager, officer, employee or independent contractor or entry into any employment, severance or similar Contract with any member, manager, officer, employee or independent contractor;

(d)               adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e)               amendment of, or any change to any Contract with any third party governing the administration of any Employee Plan, except to prepare for the Contemplated Transactions;

(f)                material damage to or destruction or loss of any tangible Purchased Asset, whether or not covered by insurance;

(g)               entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $150,000;

(h)               sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Purchased Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Purchased Asset;

(i)                 cancellation or waiver of any claims or rights with a value to Seller in excess of $150,000;

(j)                 statement by or notice from any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

(k)               material change in the accounting methods used by Seller; or

(l)                 Contract by Seller or any Member to do any of the foregoing.

3.20	Contracts; No Defaults

(a)               Part 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete (as is in its possession) copies, of:

(i)                 each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $150,000;

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(ii)              each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $350,000;

(iii)            each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $50,000;

(iv)             each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with a term of less than one year);

(v)               each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)             each Seller Contract with any independent third party relating to the delivery or administration of any employee benefits to Seller’s employees;

(vii)          each Contract which is in respect of the employment, compensation or indemnification of a member, manager or executive officer of Seller;

(viii)        each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(ix)             each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(x)               each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(xi)             each Contract which is in respect of the Intellectual Property Assets of Seller;

(xii)          each power of attorney of Seller that is currently effective and outstanding;

(xiii)        each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xiv)         each Seller Contract for capital expenditures in excess of $100,000;

(xv)           each Seller Contract not denominated in U.S. dollars in excess of $100,000;

(xvi)         each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

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(xvii)      each Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xviii)    each Contract which involves, as parties thereto, Seller, on the one hand, and any of the directors, officers or other Affiliates of Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;

(xix)         each Contract which establishes or relates to a joint venture or partnership involving Seller;

(xx)           each Contract which constitutes a mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or under which it has imposed a security interest on any of the Purchased Assets;

(xxi)         each Contract which constitutes a guarantee of any obligation of another Person;

(xxii)      each other Contract that is material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.20(a);

(xxiii)    each Real Property Lease (each of which are deemed to constitute a Seller Contract for the purposes of this Agreement); and

(xxiv)     each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)               Except as set forth in Part 3.20(b), no Member has or may acquire any rights under, and no Member has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Purchased Assets.

(c)               Except as set forth in Part 3.20(c):

(i)                 each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)              each Assumed Contract is assignable by Seller to Buyer without the consent of any other Person; and

(iii)            to the Knowledge of Seller, no Assumed Contract will upon completion or performance thereof have a Material Adverse Effect.

(d)

(i)                 Seller is, and has been, in compliance with all applicable terms and requirements of each Assumed Contract;

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(ii)              to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Assumed Contract is, and has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)            to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or after the expiration of any applicable cure period) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract;

(iv)             to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or after the expiration of any applicable cure period ) would cause the creation of any Encumbrance affecting any of the Purchased Assets; and

(v)               Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Assumed Contract.

(e)               There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)                Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.21	Insurance

(a)               Part 3.21(a) sets forth (i) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); (ii) any (A) self-insurance arrangement of Seller, including any reserves established thereunder, (B) any Contract or arrangement, other than the Insurance Policies, for the transfer or sharing of any risk of a nature typically covered by insurance to which Seller is a party, and (C) all obligations of Seller to provide insurance coverage to third parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided; and (iii) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2016. Except as set forth in Part 3.21(a), there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

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(b)               Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally or by general equitable principles); (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

3.22	Environmental Matters

(a)               Seller is, and at all times since formation, has been, in full compliance in all material respects with, and has not been and is not in material violation of or materially liable under, any Environmental Law or Occupational Safety and Health Law. Seller does not expect, nor has it nor any other Person for whose conduct it may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)               There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c)               Seller has no Knowledge of and does not expect, nor has it, or any other Person for whose conduct it may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

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(d)               To the Knowledge of Seller, neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)               To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance in all material respects with all applicable Environmental Laws.

(f)                To the Knowledge of Seller, there has been no Release or Threat of Release of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g)               To the extent that they exist and either are in Seller’s possession or Seller has Knowledge of them, Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.

3.23	Employees

(a)               Part 3.23(a) contains a complete and accurate list of the following information for each employee, manager, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since and including January 1, 2021; sick and vacation leave that is accrued but unused; and additional service time credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or other benefit plan.

(b)               No retired employee or manager of Seller, and none of their dependents, is receiving benefits from Seller or scheduled to receive benefits from Seller in the future.

(c)               Part 3.23(c) states the number of employees terminated by Seller since and including January 1, 2021, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

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(d)               Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated no employees.

(e)               To the Knowledge of Seller, no officer, manager, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, manager, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.

(f)                To the Knowledge of Seller, as of the date hereof, no executive, key employee, or group of employees (more than 10) has any plans to terminate employment with Seller.

3.24	Labor Disputes; Compliance

(a)               To the Knowledge of Seller, Seller has complied in all respects with all Legal Requirements relating to employment practices, including Legal Requirements related to the terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages (including the Fair Labor Standards Act), hours, worker classification (including the proper classification of workers as independent contractors or consultants), benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not delinquent in any material payments to, or on behalf of, any current or former employees or other service providers, including temporary employees and independent contractors, for any services or amounts required to be reimbursed or otherwise paid. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)               To the Knowledge of Seller, Seller has properly classified all service providers as either (i) employees or independent contractors for purposes of all tax and wage reporting and withholding Legal Requirements and for the purpose of employee benefit plan participation, and (ii) as “exempt” or “non-exempt” from overtime requirements under the Fair Labor Standards Act and other applicable Legal Requirements. No consultant or independent contractor retained by the Seller has made a claim for employee benefits from the Seller.

(c)               (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since and including January 1, 2019, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; (viii) to Seller’s Knowledge, there are no pending or threatened unresolved claims, charges, or employment-related suits or controversies, complaints or proceedings of any kind against or involving Seller before the Equal Employment Opportunity Commission or other similar Governmental Body or adjudicative entity; (ix) to Seller’s Knowledge, there are no outstanding charges or orders against or involving Seller under occupational health and safety legislation with respect to any employees and all levies and penalties made against Seller pursuant to workers’ compensation or workplace safety insurance that were required to be paid before the date hereof with respect to employees have been paid; and (x) Seller is not subject to any judgments, decrees, conciliation agreements, or settlement agreements concerning employment-related matters.

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(d)               Seller has not received written or other information to indicate that any of its employment practices is currently being audited or is under threat to be audited by any Governmental Body.

3.25	Intellectual Property Assets

(a)               The term “Intellectual Property Assets” means all intellectual property owned or used (as licensor or licensee) by Seller, including:

(i)                 Seller’s name, all assumed fictional business names, trade names, trade dress, registered and unregistered trademarks, service marks, logos and other sources of indicia (collectively, “Marks”);

(ii)              all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)            all registered and unregistered copyrights in both published works and unpublished works, including without limitation Software, subroutines, user interfaces, marketing materials, website content and all documentation related to any of the foregoing (collectively, “Copyrights”);

(iv)             all rights in mask works;

(v)               all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings and blue prints, algorithms, apparatus, processes, techniques, formulae, specifications, methods, methodologies, business rules, features and functionalities of products, proprietary rules, schematics, technology, data, databases, data sets, data collections, inventions and discoveries, and improvements to any of the foregoing (in each case, whether or not patentable) (collectively, “Trade Secrets”); and

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(vi)             all rights in internet web sites, internet domain names, social media accounts and handles presently used by Seller (collectively “Net Names”).

(b)               Part 3.25(b) contains a complete and accurate list of all currently registered or pending registered Intellectual Property Assets owned by Seller (“Registered IP”), including any royalties paid or received by Seller; and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $15,000 under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract, and neither Seller nor any party to any such Contract is in breach thereof (and shall not be in breach thereof due to the Closing).

(c)               The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted, and all such Intellectual Property Assets shall be available for Buyer’s use in the same manner after the Closing Date without payment of any additional fee by the Buyer as a result of the Closing, except for any commercial off the shelf licenses that Seller is paying on an ongoing basis. Seller is the exclusive owner of the Registered IP, free and clear of all Encumbrances, and has the valid right and license to use all other Intellectual Property Assets without payment to a Person.

(d)               (i) All Registered IP is registered in the name of Seller and is in compliance with all formal Legal Requirements.

(ii)              None of the Registered IP has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect thereto or to any other Intellectual Property Assets.

(iii)            Seller has not infringed, misappropriated or otherwise violated the proprietary rights of any Person, and no Person has infringed, misappropriated or otherwise violated any of the Intellectual Property Assets.

3.26	Data Privacy and Security

Seller has developed, implemented, maintained and used appropriate administrative, organizational, technical and physical safeguards relating to the Business. Such safeguards (i) meet all applicable requirements imposed by Data Privacy and Security Laws; and (ii) similar to security standards customary in the industry. To Seller’s Knowledge, there has been no unauthorized access to or other misuse of personally identifiable data of Seller’s customers held by Seller. There has been no Proceedings (other than any Proceedings against Seller that have been filed but not yet served and for which Seller has not received any written, or to the Knowledge of Seller, oral notice) have been instituted or, to the Knowledge of Seller, threatened against Seller by any Person alleging a violation of any applicable Data Privacy and Security Laws.

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3.27	Certain Business Practices

Neither Seller nor any of its managers, members, officers, and employees have engaged, directly or indirectly, in any activity in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended or any other similar Legal Requirement which makes unlawful payments to Governmental Authorities or international non-governmental agencies and their employees in exchange for favorable treatment of benefits not otherwise available but for such payments, or (ii) any local anti-corruption and anti-bribery Legal Requirements, in each case, in jurisdictions in which Seller is operating (collectively, “Anti-Bribery Laws”). Seller has not received any written or, to the Knowledge of Seller, oral notice that alleges that Seller or any of its Representatives, distributors or contractors is in violation of, or has any liability under, the Anti-Bribery Laws. To Knowledge of Seller, Seller has not been or currently is not under any administrative, civil or criminal investigation or indictment and is not party to any Proceeding involving alleged false statements, false claims or other improprieties relating to Seller’s non-compliance with the Anti-Bribery Laws.

3.28	Relationships With Related Persons

Except as disclosed in Part 3.28, neither Seller nor any Member nor any Related Person of any of them has, or since January 1, 2019, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s Business. Neither Seller nor any Member nor any Related Person of any of them owns, or since January 1, 2019, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.28, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a Competing Business in any market presently served by Seller, except for ownership of less than two percent (2%) of any class of the securities of any Competing Business that is listed on any national or regional securities exchange or has been registered under Section 12(g) of the Exchange Act. Except as set forth in Part 3.28, neither Seller nor any Member nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

3.29	Brokers or Finders

Except as set forth in Part 3.29, neither Seller, its Members nor any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Purchased Assets or the Contemplated Transactions.

3.30	Solvency

Immediately after giving effect to the Contemplated Transactions, Seller shall be solvent and shall: (a) be able to pay its debts as they become due or (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the Contemplated Transactions, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

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3.31	Customers

Part 3.31 sets forth a true, complete and correct list of the ten (10) largest customers of Seller by dollar volume of sales for fiscal years 2019 and 2020 and from January 1, 2021 through November 8, 2021. Except as set forth in Part 3.31, Seller has not received written, or to the Knowledge of Seller, oral notice from any customer identified in the list for the current fiscal year set forth in Part 3.31 to the effect that any such customer will stop, or materially decrease the rate of, buying products or services from Seller.

3.32	Suppliers

Part 3.32 sets forth a true, complete and correct list of the ten (10) largest suppliers of the Seller by dollar volume of purchases for fiscal years 2019, 2020 and 2021. Except as set forth in Part 3.32, Seller has not received written, or to the Knowledge of Seller, oral notice from any supplier identified in the list for the current fiscal year set forth in Part 3.32 to the effect (i) that any such supplier will stop, or materially decrease the rate of, supplying materials, products or services to Seller or increase the price for such materials, products or services by more than five percent (5%) or (ii) that the payment terms applicable to such suppliers as of the date hereof are to be materially and adversely changed.

3.33	Product Warranties; Product Liability

(a)               Except as set forth in Part 3.33, there are no written or oral warranties with respect to the products sold and/or services conducted by the Seller within the past three (3) years. Part 3.33 sets forth (i) the aggregate amount of all costs incurred by Seller with respect to warranty claims, product liability claims and recalls that have occurred during each of the 2019, 2020 and 2021 fiscal years, (ii) a list of all warranty claims or product liability and recalls that have resulted in Seller incurring costs in excess of $100,000 or more during each of the 2019, 2020 and 2021 fiscal years, and (iii) a list of all pending, or, to the Knowledge of Seller, threatened warranty claims or product liability claims, in each case, that assert damages or claims in excess of $50,000, or any recalls. The warranty reserve for products sold, shipped or delivery by or on behalf of the Seller on or prior to the Closing Date (i) has been established in accordance with past practices, and (ii) to the Knowledge of Seller, is in an amount adequate and sufficient to cover any liabilities of Seller pursuant to any such warranties provided in connection with any products of Seller shipped, distributed or delivered by or on behalf of Seller on or prior to the Closing Date.

3.34	Disclosure

No representation or warranty or other statement made by Seller or any Member in this Agreement, the Disclosure Letter, any update to the Disclosure Letter or the certificates delivered pursuant to Section 2.7(c) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

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3.35	Disclaimer of Certain Representations and Warranties

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER ACCEPTS THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS” AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS, OR IMPLIED, INCLUDING AS TO THE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, VALUE, OR QUALITY OF SELLER’S BUSINESS, SELLER, OR THE SELLER’S ASSETS OR ANY PART THEREOF; AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICES.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now conducted.

4.2	Authority; No Conflict

(a)               This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the other Transaction Documents to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement may be limited by Equitable Exceptions. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)               Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                 any provision of Buyer’s Governing Documents;

(ii)              any resolution adopted by the board of directors or the shareholders of Buyer;

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(iii)            any Legal Requirement or Order to which Buyer may be subject; or

(iv)             any material Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	Certain Proceedings

There is no pending, or to Buyer’s Knowledge, threatened Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4	Brokers or Finders

Except as set forth in Part 4.5, neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5	Solvency

Immediately after giving effect to the Contemplated Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the Contemplated Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.6	Buyer’s Investigation and Non-Reliance

Buyer is a sophisticated buyer relying upon its own investigation and due diligence. Buyer is not relying, has not relied, and disclaims all reliance upon any statement, representation, or warranty (whether oral, written, express, or implied) made by the Seller, the Members, or any of their affiliates or representatives of any kind whatsoever, other than the representations of Seller, in Article 3. Neither the Seller nor the Members (nor any of their affiliates or representatives) are making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Seller.

5.	ADDITIONAL COVENANTS

5.1	Employees and Employee Benefits

(a)               Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its Business who are employed exclusively in Seller’s Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

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(b)               Employment of Active Employees by Buyer.

(i)                 Buyer shall be given reasonable access to Seller’s Key Employees as disclosed on Part 5.1(b) for the purpose of discussing employment terms and shall offer employment effective on the Closing to all or substantially all of the Active Employees of the Seller as of the Closing, except as set forth in Section 5.1(f)(iv). Any such Active Employees of the Seller as of the Closing who accept and continue employment with the Buyer shall be referred to herein as “Transferred Employees”.

(ii)              Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller has terminated the employment of all of the Transferred Employees.

(iii)            It is understood and agreed that Buyer’s express intent to extend offers of employment as set forth in this Section 5.1 and the Transaction Cash Bonus Payments and the Transaction Stock Retention Awards as set forth in Section 5.14 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and any employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(iv)             Seller and Buyer agree to cooperate in good faith to determine whether any notification may be required under the WARN Act or any similar state or local Legal Requirement as a result of the Contemplated Transactions and agree to comply with their respective obligations, if any, under the WARN Act and any other similar state or local Legal Requirement. Seller is under the understanding that Buyer is to accept and continue the employment of substantially all of Seller’s Active Employees. If Buyer elects to do otherwise, Buyer shall be responsible for any notifications required under the WARN Act or any similar state or local Legal Requirement and any Liability arising therefrom.

(c)               Salaries and Benefits.

(i)                 Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and pro rata vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any payments to Active Employees that have been accrued but not yet paid. The payments will be reflected to adjustments in the Net Working Capital, as appropriate, in accordance with the provisions of Sections 2.8 and 2.9 hereof.

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(ii)              Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under all Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. Seller agrees to provide Buyer a report of incurred but not reported claims (“IBNR”) to ensure that the liabilities under this subsection 5.1(c)(ii) may be reflected in a consistent manner for purpose of the Net Working Capital Target, Net Working Capital Estimate, Net Working Capital Statement and Final Net Working Capital, as appropriate with the provisions of Section 2.8 and 2.9 hereof.

(iii)            Except as otherwise provided for in this Section 5.1, Transferred Employees shall be eligible to participate in Buyer’s Employee Plans as soon as practicable following the Closing Effective Time, subject to the terms of such plans.

(iv)             For purposes of any of Buyer’s Employee Plans, each Transferred Employee will be credited with his or her years of service with the Seller prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller has given credit for prior service), to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under the corresponding Seller Employee Plan, as applicable), except (A) for any purpose where service credit for the applicable period is not provided to participants generally, or (B) to the extent such credit would result in a duplication of benefits.

(d)               SIMPLE IRA Plan. Effective as of the Closing Date and contingent upon the completion of the Contemplated Transactions, the Seller shall transfer, and the Buyer shall assume, sponsorship of the SIMPLE IRA Plan, which shall be maintained by Buyer until such plan can be properly terminated as of January 1, 2023 in compliance with applicable IRS requirements. Except for the SIMPLE IRA Plan, Seller shall not make any transfer of pension or other employee benefit plan assets to Buyer.

(e)               Collective Bargaining Matters, Severance. Buyer will set its own initial terms and conditions of employment for the Transferred Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.

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(f)                General Employee Provisions.

(i)                 Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1. For the avoidance of doubt, as set forth in Section 5.1(b)(iv), Buyer shall be solely responsible for any notifications required under the WARN Act or any similar state or local Legal Requirement.

(ii)              Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.

(iii)            If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)             Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Transferred Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement. While Buyer anticipates extending offers of employment to substantially all of Seller’s Active Employees subject to applicable Legal Requirements, Buyer shall have no responsibility to offer employment to any Active Employee for whom an I-9 form has not been furnished.

(v)               Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller, excluding the SIMPLE IRA Plan.

5.2	Payment of All Taxes Resulting From Sale of Assets by Seller

Except as otherwise contemplated by this Agreement, Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

5.3	Payment of Other Retained Liabilities

In addition to payment of Taxes pursuant to Section 5.2, Seller shall pay, or make adequate provision for the payment, in full, all of the Retained Liabilities and other Liabilities of Seller under this Agreement.

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5.4	Change of DBA

Within 30 days after the Closing Date, Seller shall take such actions necessary to remove “Sunset West” and any and all derivations thereof as a dba for Seller and no longer use such name in any capacity, including, without limitation, making any and all required filings with Governmental Bodies.

5.5	Restrictions on Seller Dissolution and Distributions

Seller shall remain in existence and in good standing in the State of Texas for at least twenty-four (24) months following the Closing Date, during which time Seller shall not file for dissolution. Seller shall not be prevented from making dividends or distributions to its members or creditors, including distributions of the Purchase Price; provided that such distributions are in accordance with applicable Legal Requirements and this Agreement.

5.6	Removing Excluded Assets

Within ten (10) Business Days after the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the Business operations to be conducted by Buyer after the Closing. Any damage to the Purchased Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity; provided that Buyer provide written notice and fourteen (14) days for Seller to cure (by removing, relocating to an agreed-upon area until safe removal is possible, or otherwise) prior to taking such action. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller within ten (10) Business Days of the Closing Date.

5.7	Assistance in Proceedings

(a)               Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its Business or any Member. Such cooperation shall be at no out of pocket costs paid or payable to third parties by Seller.

(b)               Seller agrees to assist Buyer, as reasonably requested by Buyer, in the preparation of any required financial statements or other disclosures required by the rules and regulations of the SEC (including Regulation S-X) relating to Seller, including, without limitation, in the preparation of post-Closing financial statements (including pro forma financial statements) and the timely preparation of required Current Reports on Form 8-K to be filed or furnished by Buyer. In connection with the foregoing, Seller agrees to provide access to financial and other relevant information, as needed, in order to prepare such required financial statements and make such other disclosures. Such cooperation shall be at no out of pocket costs paid or payable to third parties by Seller.

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5.8	Noncompetition, Nonsolicitation and Nondisparagement

(a)               Noncompetition. For a period of five (5) years after the Closing Date (the “Restricted Period”), Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing the same or substantially similar residential outdoor furniture products including aluminum, wicker, rope, teak or wrought iron frames and Sunbrella covered cushions at the middle to upper price points as in the Business (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)               Nonsolicitation. During the Restricted Period, Seller shall not, directly or indirectly:

(i)                 solicit the business of any Person who is a customer of Buyer in a manner competitive with the Business;

(ii)              cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)            cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)             hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)               Nondisparagement. After the Closing Date, neither Seller nor Buyer will disparage Buyer or any of Buyer’s Representatives or Seller or Seller’s Representatives, as the case may be.

(d)               Not Applicable to Members and Supplier. The Parties acknowledge and agree that Subsections (a) and (b) of this Section 5.8 shall not apply to the Members in their individual capacity, Azzurro Living, and Supplier. Buyer and Members will be entering into separate agreements setting forth any applicable noncompete or nonsolicitation obligations, if any.

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(e)               Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

(f)                Specific Performance. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Section 5.8 are not performed in accordance with their specific terms and that any Breach of this Section 5.8 by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Section 5.8. For the avoidance of doubt, this Section 5.8(f) does not apply to Members in their individual capacity, Azzurro Living, or Supplier.

5.9	Customer and Other Business Relationships

Seller will satisfy the Retained Liabilities in a manner that is not detrimental to those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and, for six (6) months after the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those foregoing business relationships. Seller will refer to Buyer all business inquiries relating to the Business.

5.10	Retention of and Access to Records

For seven (7) years after the Closing Date, Buyer shall retain those Records of Seller delivered to Buyer in accordance with Buyer’s record-retention policies and practices. Buyer also shall provide Seller and each Member and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

5.11	Further Assurances

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

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5.12	Insurance Claims

After the Closing, Buyer shall have the right to submit to Seller any claims for any Losses related to the Business that are covered by the Insurance Policies arising out of insured incidents to the extent occurring from the date coverage thereunder first commenced until the Closing. With respect to any such claim, Seller shall submit such claim and use its Best Efforts to administer such claims on behalf of the Buyer and to seek reasonable recovery under the applicable insurance provisions of the Insurance Policies covering Losses related to the Business to the same extent as it would if such Losses were Losses of Seller and to the extent that the terms and conditions of any such policies so allow and Seller shall pay to Buyer the amount of such recovery within thirty (30) days after receipt thereof.

5.13	Tax Matters

(a)               Transfer Taxes. All Transfer Taxes incurred in connection with the consummation of the transactions consummated by this Agreement shall be borne by Buyer. Seller shall file all Tax Returns required to be filed by applicable Legal Requirement with respect to all such Transfer Taxes, and, if required by applicable Legal Requirement, Buyer will join in the execution of any such Tax Returns (“Transfer Tax Returns”). Each of Buyer, on the one hand, and Seller, on the other hand, agree to cooperate with the other Party in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(b)               Property Taxes. The amount of any personal property Tax, real property Tax, or similar ad valorem Tax with respect to the Purchased Assets for any Straddle Period (“Straddle Period Property Taxes”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with this Section 5.13(b). The portion of such Straddle Period Property Taxes attributable to the Pre-Closing Tax Period (the “Pre-Closing Straddle Period”) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. The portion of any Straddle Period Property Tax attributable to a Post-Closing Tax Period (the “Post-Closing Straddle Period”) shall be calculated in a corresponding manner. Seller shall be liable for the amount of such Straddle Period Property Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Straddle Period Property Taxes attributable to the Post-Closing Tax Period.

(c)               Tax Payment. Straddle Period Property Taxes and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Legal Requirement and the terms of this Agreement. The paying Party shall be entitled to reimbursement from the non-paying Party to the extent provided in Section 5.13(a) or Section 5.13(b), as the case may be. Upon payment of any such Straddle Period Property Tax or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.13(a) or Section 5.13(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.

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(d)               Tax Returns. Except as otherwise provided in Section 5.13(a): (i) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to the Purchased Assets and the Business for all Pre-Closing Tax Periods; and (ii) Buyer shall file all Tax Returns with respect to the Purchased Assets and the Business for all Post-Closing Tax Periods.

(e)               Assistance and Cooperation. After the Closing Date, each Party shall (and cause their respective Affiliates to): (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with all applicable Tax Legal Requirements with respect to the Contemplated Transactions and, in the case of Seller, provide Buyer with copies of all certificates and Tax Returns that are the subject of Seller’s obligations set forth in Section 5.13(a) and all working papers, drafts and calculations in connection with such certificates and Tax Returns; (ii) use their Best Efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Contemplated Transactions; and (iii) upon request, provide the other Party with all reasonable information that either Party may require with respect to any Tax reporting obligations of such Party in connection with the Contemplated Transactions.

(f)                Employment Taxes. With respect to the preparation and filing of employment Tax Returns, Seller and Buyer will follow the Standard Procedure specified in Rev. Proc. 2004-53, 2004-2 C.B. 320, Section 4, whereby, among other things, Buyer will be responsible for and perform all employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to employees who continue employment with Buyer following the Closing Date and Seller will be responsible for and perform all employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller.

(g)               Bulk Sales Notice. Buyer and Seller waive any requirement for a Bulk Sales Escrow and/or Bulk Sales Reporting. If any Governmental Body asserts that Seller is liable for any Tax whether sales, use or excise taxes on inventory sold to Buyer, Seller shall promptly pay or in good faith contest any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied or contested.

5.14	Transaction Related Payments

(a)               Upon the first payroll after the Closing, Buyer shall make the Transaction Cash Bonus Payments to those specified Transferred Employees as set forth in Row A of Part 5.14(a). Upon the first payroll after the first anniversary of the Closing, Buyer shall make the Transaction Cash Bonus Payments as set forth in Row B of Part 5.14(a) to those specified Transferred Employees who remain employees of Buyer or its Affiliates as of such date. Upon the second payroll after the second anniversary of the Closing, Buyer shall make the Transaction Cash Bonus Payments as set forth in Row C of Part 5.14(a) to those specified Transferred Employees who remain employees of Buyer or its Affiliates as of such date. In the event that an Active Employee does not become a Transferred Employee as of the payroll set forth in the first sentence of this Section 5.14(a), or a Transferred Employee is no longer an employee of Buyer or its Affiliates as of the time periods specified in the second or third sentences of this Section 5.14(a), the Transaction Cash Bonus Payment to be paid to such Active Employee or Transferred Employee, as the case may be, shall be apportioned to the other Transferred Employees that are employed by Buyer or its Affiliates as of such date, with such apportionment being calculated by determining the percentage interest of each remaining Transferred Employee by taking such Transferred Employee’s Transaction Cash Bonus Payment and dividing it by all Transaction Cash Bonus Payments to be paid to Transferred Employees that are employed by Buyer or its Affiliates as of such date.

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(b)               Within fifteen Business Days of the Transferred Employee specified on Part 5.14(b) accepting employment with Buyer or its Affiliates after Closing, Buyer shall make, at its sole cost, the Transaction Stock Retention Award as set forth on Part 5.14(b) to such specified Transferred Employee. The terms and amounts of the Transaction Stock Retention Awards are set forth on Part 5.14(b). If any specified Transferred Employee is no longer employed by Buyer or its Affiliates as of the vesting date of the Transaction Stock Retention Awards, the Transaction Stock Retention Award for such specified Transferred Employee shall be forfeited, and there will be no apportionment to other Transferred Employees of such award.

6.	INDEMNIFICATION; REMEDIES

6.1	Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing for the duration of the applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2	Indemnification by Seller and Members

Subject to the other terms and conditions of this Article 6, Seller and each Member, severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees to the extent based upon, arising out of, with respect to or by reason of:

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(a)               any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller and/or any Member pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); provided, however, that, once there is such a breach or inaccuracy, qualifications as to material, materiality or similar qualifier contained in such representations and warranties shall not be given effect for the sole purpose of calculating the amount of any Losses;

(b)               any breach of any covenant, agreement or obligation to be performed by Seller and/or Members pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller and/or any Member pursuant to this Agreement;

(c)               any Excluded Asset or any Retained Liability; or

(d)               any Third Party Claim to the extent it is based upon, resulting from or arising out of the Business, and the business, operations, properties, assets or obligations of Seller, the Members or any of their respective Affiliates conducted, existing or arising prior to the Closing Effective Time.

6.3	Indemnification by Buyer

Subject to the other terms and conditions of this Article 6, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties to the extent based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, including but not limited to Buyer’s potential obligations to provide WARN Act notifications under Section 5.1(b)(iv) or any attempt to enforce the noncompete or nonsolicit obligations herein against the Members in violation of Section 5.8(d);

(c)               any Assumed Liability; or

(d)               any Third Party Claim to the extent it is based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date.

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6.4	Certain Limitations

The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:

(a)               Except as set forth in Section 6.4(b), Seller and the Members shall not be liable to the Buyer Indemnified Parties for indemnification under Section 6.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.2(a) exceeds $150,000 (the “Basket”), in which event Seller and Members shall only be required to pay or be liable for Losses in excess of the Basket. Except as set forth in Section 6.4(b), the aggregate amount of all Losses for which Seller and the Members shall be liable pursuant to Section 6.2(a) shall not exceed $3,000,000. Except as set forth in Section 6.4(b), Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 6.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.3(a) exceeds the Basket, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Basket. Except as set forth in Section 6.4(b), the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.3(a) shall not exceed $3,000,000.

(b)               Notwithstanding the foregoing, the limitations set forth in Section 6.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy or breach in the Seller Fundamental Representations or Buyer Fundamental Representations. Notwithstanding anything herein to the contrary, the aggregate amount of all Losses for which Members shall be liable pursuant to this Article 6 shall not exceed the Purchase Price.

(c)               Notwithstanding anything herein to the contrary, from and after the Closing, any claims for indemnification under Section 6.2 shall, subject to the foregoing provisions of this Section 6.4, be satisfied (i) first, to the extent recovery is available under the Escrow Fund, pursuant to the Escrow Agreement, (ii) second, to the extent recovery is not available under the Escrow Fund, directly by Seller, and (iii) third, to the extent recovery is not available from Seller, directly by Members, severally.

6.5	Indemnification Procedures

The party making a claim under this Article 6 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 6 is referred to as the “Indemnifying Party”.

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to Section 6.1 or (ii) except and only to the extent that the Indemnifying Party forfeits material rights or defenses by

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reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller and/or the Members, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Article 7) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)               Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to Section 6.1 or (ii) except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim, including agreeing to the Losses indicated or estimated.

6.6	Payments

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 6, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a monthly compounded rate equal to three-month LIBOR (or similar successor rate) plus two percentage points (2%) per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

6.7	Tax Treatment of Indemnification Payments; Net of Insurance

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirement. The amount of any Losses for which indemnification is provided under this Article 6 shall be net of any amounts actually recovered by the Indemnified Party under insurance coverage with respect to such Losses (minus the out-of-pocket expenses of pursuing payment of such amounts and any retrospective premium adjustments, as applicable).

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6.8	Exclusive Remedies

Subject to Section 5.8, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud or intentional wrongful misconduct on the part of a party hereto in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 6. In furtherance of the foregoing, except for Section 5.8, each party hereby waives, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article 6. Except as set forth in Section 5.8, the Parties irrevocably waive any right to equitable or injunctive relief. Nothing in this Section 6.8 shall limit any Person's right to seek any remedy on account of any party's actual fraud or intentional wrongful misconduct.

7.	CONFIDENTIALITY

From and after the Closing, Seller shall hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed. The Parties further agree that the terms of the Confidentiality Agreement shall cease upon the Closing. However, the Confidentiality Agreement shall survive any termination of this Agreement prior to Closing.

8.	GENERAL PROVISIONS

8.1	Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

8.2	Public Announcements

The parties agree that no press release or public announcement, statement or disclosure concerning the Contemplated Transactions by this Agreement shall be issued by any of the parties without the prior written consent of Seller or Buyer, as applicable, except as such release or announcement may be deemed by Buyer’s outside accountants and/or legal counsel to be required by applicable Legal Requirement or applicable stock exchange regulation (including Buyer making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement, disclosing the transaction in Buyer’s Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q or otherwise), in which case, the party required to make the release or announcement shall use its Best Efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

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8.3	Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail or facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller (after the Closing):

Sunset HWM, LLC

1370 Decision St., Suite B

Vista, CA 92081

Attention: Wesley W. Stewart

E-mail:  wesstewart@msn.com

Members:

Wesley W. Stewart

1370 Decision St., Suite B

Vista, CA 92081

E-mail:  wesstewart@msn.com

J. Heath Malone

1560 Nightingale Circle

Keller, TX 76262

E-mail: jheathmalone@outlook.com

Martin Jamroz

1839 East Levee Street

Dallas Texas 75207

E-mail: martin@azzurroliving.com

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with a mandatory copy to (which shall not constitute notice):

Cummins & White, LLP

2424 S.E. Bristol Street, Suite 300

Newport Beach, CA 92660

Attention: Fred M. Whitaker, P.C.

Fax no: (949) 852-8510

E-mail:        FWhitaker@cwlawyers.com

Buyer:

Hooker Furnishings Corporation

440 East Commonwealth Boulevard

Martinsville, VA 24112

Attention: Jeremy R. Hoff

Fax no.: (276) 632-0026

E-mail: jhoff@hookerfurniture.com

with a mandatory copy to (which shall not constitute notice):

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, VA 23219

Attention: James M. Anderson III

Fax no.: (804) 698-2155

E-mail address: jmanderson@mcguirewoods.com

8.4	Jurisdiction; Service of Process; Waiver of Jury Trial

(a)               Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Texas, County of Dallas, or, if it has jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(b).

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8.5	Waiver; Remedies Cumulative

Subject to Section 6.8, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.6	Entire Agreement and Modification

Except for the terms of the Confidentiality Agreement which shall terminate at Closing, this Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties to such Agreement.

8.7	Disclosure Letter

The information in the Disclosure Letter constitutes (i) exceptions to the particular representations, warranties, covenants and obligations of Seller in this Agreement as referenced therein and to any other of Seller’s representations and warranties as is reasonably obvious from the nature of the information should also apply or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.

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8.8	Assignments, Successors and No Third-Party Rights

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties except that so long as Buyer remains primarily liable under this Agreement, Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing to Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors, heirs and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.8.

8.9	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10	Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

8.11	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.12	Governing Law

This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles that would require the application of any other law.

8.13	Execution of Agreement

This Agreement may be executed by electronic transmission and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in

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lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:		Seller:

HOOKER FURNISHINGS CORPORATION		SUNSET HWM, LLC

By:	/s/ Jeremy R. Hoff	By:	/s/ Wesley W. Stewart
Name: Jeremy R. Hoff		Name: Wesley W. Stewart
Title: Chief Executive Officer		Title: Chief Operating Officer/Authorized Agent

MEMBers:

/s/ WESLEY W. STEWART
WESLEY W. STEWART

/s/ J. HEATH MALONE
J. HEATH MALONE

/s/ MARTIN JAMROZ
MARTIN JAMROZ

Signature Page to Asset Purchase Agreement